Exhibit 99.1


            FIRST MONTAUK ANNOUNCES A RETURN TO PROFITABILITY IN 2004



     Red Bank,  NJ - March 11, 2005 - First  Montauk  Financial  Corp.  (OTC/BB:
FMFK),  a  nationwide   provider  of  investment  services  through  independent
financial professionals, today announced earnings marked by a return to profitability for the fiscal year ended December 31, 2004.

     Total revenues for 2004 rose to $59.2 million compared to $58.2 million in 2003. For 2004, the Company reported net income applicable to common shareholders of $640,000 or $.07 per basic share, or $.04 per diluted share, compared to net loss of $(3.5) million or ($.40) per basic and diluted share for 2003.

     Victor K. Kurylak, President and CEO of First Montauk Financial Corp., commented, "We are pleased to announce that 2004 marked a return to profitability for First Montauk, and that our continued efforts to improve margins and manage risk have begun to show a positive return."

     Kurylak continued, "We are excited about the Company's growth prospects for 2005. We continue to focus our efforts on being more efficient and improving the support and controls related to our outstanding network of investment professionals. We believe that Montauk is well positioned to attract additional financial professionals to our network, and further solidify our position in the independent affiliate brokerage business."

     Last month the Company announced a proposed merger with Olympic Cascade Financial Corporation. Mr. Kurylak stated, "Our combined firms will have over 750 registered representatives operating in over 30 states. Based on the combined revenues for the trailing twelve months of approximately $120 million, we will rank as one of the top 25 largest independent contractor based brokerage firms in the United States."

     Montauk Financial Group is a service mark of First Montauk Securities Corp., Member NASD/SIPC. First Montauk Financial Corp. is the parent company of First Montauk Securities Corp., a registered securities broker/dealer headquartered in Red Bank, NJ, with approximately 60,000 retail and institutional accounts. The Company's ability to offer quality support services, research, web-based information systems and a competitive commission payout structure has attracted approximately 370 independent, professional registered representatives across the country. Additional information is available at the Company's website at www.montaukfinancial.com.

     Statements contained in this news release regarding expected financial results of the Company and First Montauk Securities Corp., are forward-looking statements, subject to uncertainties and risks, many of which are beyond the Company's control, including, but not limited to, market conditions, interest rate and currency fluctuations, dependence on key personnel, each of which may be impacted, among other things, by economic, competitive or regulatory conditions. These and other applicable risks are summarized under the caption "Factors Affecting Forward Looking Statements" in the Company's Form 10-K for the year ended December 31, 2004, as filed with the Securities and Exchange Commission. Forward-looking statements by their nature involve substantial risks and uncertainties. As a result, actual results may differ materially depending on many factors, including those described above. The Company cautions that historical results are not necessarily indicative of the Company's future performance.


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                 FIRST MONTAUK FINANCIAL CORP. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF INCOME (LOSS)

                       In 000's (except per share amounts)


                                               Years ended December 31,

                                                2004              2003
                                                ----              ----


Revenues                                       $59,187          $58,227

Expenses                                        58,470           61,246
                                                ------           ------

Net income (loss) before tax                  $    717          $(3,019)
                                               =======          =======

Income taxes (benefit)                             (13)             499
                                                  ----              ---

Net income (loss)                             $    730          $(3,518)
                                               =======          =======
Net income (loss)                             $    640          $(3,543)
                                               =======          ========
applicable to common
stockholders

Earnings (loss)
per share:
   Basic                                      $   0.07          $ (0.40)
                                               =======          =========
   Diluted                                    $   0.04          $ (0.40)
                                               =======          =========

Weighted average
number of shares of
stock outstanding
   Basic                                     9,270,350          8,784,103
   Diluted                                  15,629,920          8,784,103



CONTACT:
Victor K. Kurylak                                    Katy Paul
President, CEO                                       Shareholder  Relations
732-842-4700, ext. 4230                              732-842-4700, ext.4220
info@montaukfinancial.com
www.montaukfinancial.com